UBS AG – Form F-4

Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 24, 2023

UBS AG,

Bahnhofstrasse 45,

CH-8001 Zurich,

Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) up to $1,000,000,000 aggregate principal amount of 1.250 Notes due June 1, 2026 (the “2026 Notes”) and (ii) up to $1,000,000,000 aggregate principal amount of 4.500 Notes due June 26, 2048 (the “2048 Notes” and together with the 2026 Notes, the “Securities”), of UBS AG, a corporation organized under the laws of Switzerland (the “Company”), acting through its London branch, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The 2026 Notes will be issued in exchange for the Company’s 1.250 per cent Notes due June 2026 and the 2048 Notes will be issued in exchange for the Company’s 4.500 per cent. Notes due 26 June 2048, in each case pursuant to the Indenture, dated June 12, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indentures substantially in the form filed as exhibit 4.2 to the Registration Statement on Form F-4 relating to the Securities (the “Supplemental Indentures”), between the Company and the Trustee.

UBS AG	-2-

Upon the basis of such examination, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the applicable Supplemental Indenture has been duly authorized, executed and delivered, (iii) the terms of the Securities and of their issuance and exchange have been duly established in conformity with the Indenture and the applicable Supplemental Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the Securities have been duly executed and authenticated in accordance with the Indenture and the applicable Supplemental Indenture and issued and exchanged as contemplated in the Registration Statement, such Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. With respect to all matters of Swiss law, we note that you have received an opinion dated August 24, 2023, of Homburger AG. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, that the Indenture, the Supplemental Indentures and the Securities were or will be duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and that all corporate action by the Company related to the Securities was or will be duly authorized as a matter of Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been, and each Supplemental Indenture will be, duly authorized, executed and delivered by the Trustee thereunder, that the Securities will conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities will be manually signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

UBS AG	-3-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

       Very truly yours,

/s/ SULLIVAN & CROMWELL LLP